                                                                      EXHIBIT 11

                 COMPUTATION OF NET INCOME PER SHARE/(1)/
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               FISCAL YEAR SIX MONTHS SIX MONTHS
                                                  ENDED      ENDED      ENDED
                                               OCTOBER 31, APRIL 30,  APRIL 30,
                                                  1995        1995       1996
                                               ----------- ---------- ----------
Net income....................................   $1,402      $ 253      $1,351
                                                 ======      =====      ======
Weighted average common and common equivalent
 shares:
  Common stock................................    3,802      3,802       3,802
  Stock options (treasury stock method).......      168        168         168
  Cheap stock (treasury stock method).........       46         46          46
                                                 ------      -----      ------
    Weighted average common or common equiva-
     lent shares..............................    4,016      4,016       4,016
                                                 ======      =====      ======
  Net income per share........................   $  .35      $ .06      $  .34
                                                 ======      =====      ======

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(1) Computed on a basis as described in Note 2 of the Notes to Consolidated
    Financial Statements.